Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 2, 2009

Relating to Preliminary Prospectus dated November 2, 2009

Registration Statement No. 333-162018

Investor Presentation November 2, 2009

2 Cautionary Statement The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, or toll free at (866) 805-4128.

3 Forward-Looking Statements This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “hope,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may,” are intended to identify these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: adverse economic and market conditions of the financial services industry in general, including, without limitation, the credit markets; the effect of recent legislation to help stabilize the financial markets or the effect of the phase-out of existing recovery programs; future losses on the Company’s holdings of trust preferred securities; increase of non-performing loans and additional provisions for loan losses; the failure of assumptions underlying the establishment of reserves for loan losses and other estimates; the failure to maintain the Company’s reputation in its market area; prevailing economic, political and business conditions in South Dakota; the effects of competition from a wide variety of local, regional, national and other providers of financial services; compliance with existing and future banking laws and regulations, including, without limitation, regulatory capital requirements and FDIC insurance coverages and costs; changes in the availability and cost of credit and capital in the financial markets; the effects of FDIC deposit insurance premiums and assessments; the risks of changes in market interest rates on the composition and costs of deposits, loan demand, net interest income, and the values and liquidity of loan collateral, and the Company’s ability or inability to manage interest rate and other risks; changes in the prices, values and sales volumes of residential and commercial real estate; an extended period of low commodity prices, significantly reduced yields on crops, reduced levels of governmental assistance to the agricultural industry, and reduced farmland values; soundness of other financial institutions; the risks of future acquisitions and other expansion opportunities, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and expense savings from such transactions; security and operations risks associated with the use of technology; the loss of one or more key personnel, or the failure to attract, assimilate and retain other highly qualified personnel in the future; and changes in or interpretations of accounting standards, rules or principles. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factor” section of the prospectus referred to above, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and its subsequent quarterly reports on Form 10-Q, as well as in the Company’s other filings with the SEC. Forward-looking statements speak only as of the date they are made and are based upon management’s then-current beliefs and assumptions. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

4 Use of Non-GAAP Financial Measures This presentation contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted Diluted Earnings Per Share,” “Adjusted Non-interest Income,” “Net Interest Margin, TE,” “Adjusted Efficiency Ratio,” and “Tangible Book Value Per Common Share” are non-GAAP financial measures. The Company believes “Adjusted Diluted Earnings Per Share” and “Adjusted Non-interest Income” are useful to investors because they allow for greater transparency and facilitate comparison to prior periods and peer results. The Company further believes that the presentation of these non-GAAP financial measures will permit investors to assess Home Federal Bank’s core operating results on the same basis as management. With respect to “Net Interest Margin, TE,” “Adjusted Efficiency Ratio,” and “Tangible Book Value Per Common Share,” the Company believes that it is standard practice in the banking industry to present these non-GAAP financial measures and accordingly believes the presentation of these non-GAAP financial measures may be useful for peer comparison purposes. All of the above non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. See “Non-GAAP Disclosure Reconciliation” attached as Appendix A of this presentation.

5 Offering Terms Issuer: HF Financial Corp. (NASDAQ: HFFC) Offering: Follow-on Public Common Stock Offering Transaction Size: $15 million Over-Allotment Option: 15% Use of Proceeds: The Company intends to use the proceeds from the sale of common stock (i) to repay the $6 million of outstanding borrowings under the Loan Agreement with United Bankers’ Bank, and (ii) for general corporate purposes, including to contribute to the capital reserves of Home Federal Bank to support growing Home Federal Bank’s lending activities through organic growth and/or, if appropriate opportunities arise, possible acquisitions of banks, thrifts and other financial services companies. The Company currently has no commitments or agreements with respect to any specific expansion or acquisition opportunity. Sole Manager: Sandler O’Neill + Partners, L.P.

6 Investment Highlights • The Company is a $1.2 billion South Dakota branch franchise and the largest publicly traded savings association headquartered in the state – Total loans of $834 million at September 30, 2009 – Total deposits of $830 million at September 30, 2009 • Experienced executive management team with strong culture of employee ownership – Management team enjoys an average tenure > 13 years – Managed company through multiple economic cycles – Insider ownership of 16.66%1 aligns shareholder interest • Located in healthy, growing markets in South Dakota – In 2008, South Dakota had the nation's third-largest economic growth in real GDP (3.5%) – South Dakota's overall unemployment was 4.8% (second lowest in the nation) against a national average of 9.8% as of September 2009 – Principal market of Sioux Falls is the second fastest growing MSA in the Midwest (by population) • Compelling financial performance trends – Strong loan and deposit growth – 39.7% adjusted diluted EPS CAGR since 20062 – Solid capital ratios and liquidity levels despite repaying TARP and related warrant in June 2009 • Maintained strong credit quality metrics amidst nationwide economic downturn • Common equity raise will allow Home Federal Bank to bolster its strong balance sheet position, seize continued growth opportunities and be opportunistic in new and existing markets 1 Includes HFFC directors’ shares, executive officers’ shares and other employees’ shares held in ESOP 2 3.25 year compound annual growth rate (CAGR) based on 2006 fiscal year ending Adjusted Diluted Earnings Per Share of $0.58 and September 30, 2009 last twelve months’ Adjusted Diluted Earnings Per Share of $1.72. Adjusted Diluted Earnings Per Share excludes any non-core, extraordinary items including gain on sale of securities, gain on sale of branches, netimpairment losses in earnings, FDIC special assessments, and TARP-related warrant repurchase. See Appendix A for reconciliations of certain non-GAAP financial measures Source: U.S. Bureau of Economic Analysis, U.S. Bureau of Labor Statistics, U.S. Census Bureau and Company Filings

7 Experienced Executive Management Team • Strong culture of management and employee ownership – total insider ownership of 16.66%1 • Established and experienced management team with average tenure > 13 years and average total industry experience > 23 years 16 16 Mary Hitzemann SVP / Human Resources of the Bank 13 22 Mike Westberg SVP / Retail Banking of the Bank Years in Banking Years with HFFC Curt Hage Chairman, President and CEO of the Company 38 38 Darrel Posegate EVP, CFO and Treasurer of the Company 26 7 Brent Olthoff SVP, CFO and Treasurer of the Bank 15 7 David Brown SVP / Community Banking of the Bank 24 10 Jon Gadberry SVP / Wealth Management of the Bank 25 2 Natalie Sundvold SVP / Service & Support of the Bank 24 15 1 Includes HFFC directors’ shares, executive officers’ shares and other employees’ shares held in ESOP Source: Company filings and Company data

8 Current Franchise Overview: Resilient Market Strength • South Dakota is currently demonstrating resilience amidst difficult national economic conditions – In 2008, South Dakota had the nation's third-largest economic growth in real gross domestic product (3.5%) – Employment grew 1.2% in South Dakota in 2008 as compared to a national decline of 0.4% for the same period – South Dakota's overall unemployment was 4.8% (second lowest in the nation) against a national average of 9.8% as of September 2009 – Personal income in South Dakota grew 5.6% from 2007 to 2008, ranking 7th nationally – South Dakota's serious delinquency rate (the percentage of borrowers that are 60 days or more past due) for the quarter ended June 30, 2009 was 2.11%, compared to a national average of 5.81% – Home prices in South Dakota increased 1.82% during the 12 months ended June 30, 2009, as compared to a decrease of 11.30% nationwide during the same period • HF Financial’s significant presence in Sioux Falls continues to drive growth – 10.89% 5-year projected population growth is well above South Dakota (4.29%) and U.S. (4.63%) averages – 79.6% of South Dakota’s 5-year projected population growth is estimated to come from the Sioux Falls, MSA – In 2009, Forbes ranked Sioux Falls the #1 Best Small Place for Business and Careers, an honor the city has received for seven consecutive years (based on cost of doing business, job growth, affordability and educational attainment) City ranking from Forbes Source: FDIC, SNL Financial, U.S. Bureau of Economic Analysis, South Dakota Bureau of Finance and Management, U.S. Bureau of Labor Statistics, Trans Union and ESRI

9 Current Franchise Overview: Franchise Highlights • 33 offices in 18 communities across South Dakota and one location in Marshall, Minnesota • Majority of franchise located in the high-growth Sioux Falls MSA – 24.5% population increase from 2000 to 2008 – Second fastest growing MSA in the Midwest by population • Business model continues shift to full-service commercial bank through focus on three strategic cornerstones: – Personal banking – Commercial and Ag banking – Wealth management • Successfully attracting new deposit, loan and trust relationships from larger banks and competitors who are less community-focused and service-oriented • Recently upgraded infrastructure to accommodate growth in business Source: SNL Financial, Company filings and U.S. Census Bureau HFFC Branch Network

10 Current Franchise Overview: Financial Results • Return on assets and return on equity above Midwest peer4 averages Note: Results from Q1 FY10 shown on a Last Twelve Months (LTM) basis 1 Net income available to common for FY 2009 and LTM 9/30/09 of $6.5 million and $5.4 million, respectively, after preferred dividends 2 Net interest margin expressed on a fully taxable equivalent basis. See Appendix A for reconciliations of certain non-GAAP financial measures 3 Non-interest expense before foreclosed property expense, amortization of intangibles, and goodwill impairments as a percent of net interest income and non-interest revenues, excluding only gains from securities transactions and nonrecurring items. See Appendix A for reconciliations of certain non-GAAP financial measures 4Peers include Midwest banks and thrifts with assets between $1.0 billion and $1.5 billion (BKYF, CITZ, FBIZ, FBMI, FCZA, FFKY, GABC, HBNC, HFBC, HMNF, HWBK, INCB, LNBB, MBTF, MFSF, PNBC and TRUE) Source: Company filings and SNL Financial Fiscal Year Ended June 30, LTM 2005 2006 2007 2008 2009 9/30/09 Net Income (in millions) $5.2 $4.5 $5.4 $5.8 $7.81 $6.71 Diluted EPS $1.29 $1.13 $1.33 $1.45 $1.61 $1.33 Annual Dividend Per Share $0.40 $0.41 $0.42 $0.43 $0.45 $0.45 ROAA 0.60% 0.49% 0.55% 0.57% 0.68% 0.58% ROAE 9.66% 8.23% 9.01% 9.12% 9.73% 8.21% Net Interest Margin, TE2 3.32% 3.01% 2.85% 3.16% 3.32% 3.30% Adjusted Efficiency Ratio3 70.29% 75.31% 81.80% 73.84% 71.13% 72.31%

11 Current Franchise Overview: Financial Results $0.21 $0.41 $1.29 $1.13 $1.33 $1.45 $1.61 $0.90 $1.29 $0.58 $1.45 $1.78 $0.00 $0.50 $1.00 $1.50 $2.00 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY 2010 1Q Diluted EPS Adjusted Diluted EPS1 Diluted Earnings Per Share 1 Adjusted Diluted Earnings Per Share excludes any non-core, extraordinary items including gain on sale of securities, gain on sale of branches , net impairment losses in earnings, FDIC special assessments, and TARP-related warrant repurchase. See Appendix A for reconciliations of certain non-GAAP financial measures Source: Company filings and Company data

12 Current Franchise Overview: Financial Results $16.20 $12.70 $12.94 $14.28 $14.99 $15.83 $10.00 $12.00 $14.00 $16.00 $18.00 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY Q1 FY10 Tangible Book Value Per Common Share1 1 Common equity reduced by goodwill and divided by number of outstanding common stock. See Appendix A for reconciliations of certain non-GAAP financial measures Source: Company filings

Current Franchise Overview: Strong Core Profitability Trends

ROAA


0.90%
0.60%
0.30%
0.00%
-0.30%
HFFC
Peers
6/05 LTM
6/06 LTM
6/07 LTM
6/08 LTM
6/09 LTM
9/09 LTM

ROAE


11.00%
7.00%
3.00%
-1.00%
HFFC
Peers
6/05 LTM
6/06 LTM
6/07 LTM
6/08 LTM
6/09 LTM
9/09 LTM

Net Interest Margin, TE[1]


4.00%
3.50%
3.00%
2.50%
2.00%
HFFC
Peers
6/05 LTM
6/06 LTM
6/07 LTM
6/08 LTM
6/09 LTM
9/09 LTM

Adjusted Efficiency Ratio[2]


100.00%
87.50%
75.00%
62.50%
50.00%
HFFC
Peers
6/05 LTM
6/06 LTM
6/07 LTM
6/08 LTM
6/09 LTM
9/09 LTM

[1] HFFC Net Interest Margin, TE is expressed on a fully taxable equivalent basis, as reported in Company filings. Peer Net Interest Margin, TE is expressed on a fully taxable equivalent basis, as calculated by SNL Financial. See Appendix A for reconciliations of certain non-GAAP financial measures

[2] Non-interest expense before foreclosed property expense, amortization of intangibles, and goodwill impairments as a percent of net interest income and non-interest revenues, excluding only gains from securities transactions and nonrecurring items. See Appendix A for reconciliations of certain non-GAAP financial measures

Peers include Midwest banks and thrifts with assets between $1.0 billion and $1.5 billion (BKYF, CITZ, FBIZ, FBMI, FCZA, FFKY, GABC, HBNC, HFBC, HMNF, HWBK, INCB, LNBB, MBTF, MFSF, PNBC and TRUE); peers that have not reported September 30, 2009 results by October 30, 2009 are excluded from September 30, 2009 peer median calculations

Source: SNL Financial and Company filings

13

HF FINANCIAL CORP

14 Current Franchise Overview: Continued Growth Drives Further Revenue Diversification 0.85% 0.95% 1.05% 1.15% 9/09 LTM 6/09 LTM 6/08 LTM 6/07 LTM 6/06 LTM 6/05 LTM HFFC Peers Non-Interest Income / Avg Assets 1 Adjusted Non-Interest Income excludes gain/losses from sale of securities , branch sale gains, and non-recurring items . See Appendix A for reconciliations of certain non-GAAP financial measures Peers include Midwest banks and thrifts with assets between $1.0 billion and $1.5 billion (BKYF, CITZ, FBIZ, FBMI, FCZA, FFKY, GABC, HBNC, HFBC, HMNF, HWBK, INCB, LNBB, MBTF, MFSF, PNBC and TRUE); peers that have not reported September 30, 2009 results by October 30, 2009 are excluded from September 30, 2009 peer median calculations Source: SNL Financial and Company filings Non-Interest Income Breakdown ($000s) 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY Q1 FY10 Fees on Deposits $4,398 $4,538 $5,133 $5,389 $5,761 $1,446 Loan Servicing Income 1,248 1,123 1,803 2,211 2,301 491 Gain on Sale of Loans, Net 924 969 923 1,197 1,906 496 Trust Income 701 849 936 966 676 257 Earnings on Cash Value of Life Ins . 561 570 597 626 641 NA Other Non-Interest Income 1,162 1,242 1,041 941 818 333 Total Adj. No n-Interest Income1 $8,994 $9,291 $10,433 $11,330 $12,103 $3,023

15 Deposit Portfolio: Retail Franchise Provides Low Cost Funding Noninterest Bearing Checking 12.00% Interest Bearing Checking 10.76% Money Market 15.58% Out-of-Market Certificates of Deposit 3.11% Savings 7.40% In-Market Certificates of Deposit 51.15% Deposit Composition As of September 30, 2009 • Strong deposit funding • Out-of-market deposits represent only 3.11% of total portfolio • 1.85% average cost of deposits for the 12-months ended September 30, 2009 Note: Financial data as of September 30, 2009 Peers include Midwest banks and thrifts with assets between $1.0 billion and $1.5 billion (BKYF, CITZ, FBIZ, FBMI, FCZA, FFKY, GABC, HBNC, HFBC, HMNF, HWBK, INCB, LNBB, MBTF, MFSF, PNBC and TRUE); peers that have not reported September 30, 2009 results by October 30, 2009 are excluded from September 30, 2009 peer median calculations Source: SNL Financial and Company filings 1.00% 2.00% 3.00% 4.00% 9/09 LTM 6/09 LTM 6/08 LTM 6/07 LTM 6/06 LTM 6/05 LTM HFFC Peers Average Cost of Deposits

16 Loan Portfolio: Diversified Portfolio with Strong Loan Quality • Strong Loan Quality – NPLs/Loans at September 30, 2009 of 1.46% – Credit performance significantly better than peers during the current credit cycle • Allowance for loan loss coverage – 0.99% loan loss reserve to total loans and leases – 68.15% loan loss reserve to nonperforming loans • Limited purchased participations ($15.4 million at September 30, 2009) – Less than 2% of total loans and leases Construction 1.35% Agricultural real e state 12.38% Consumer indirect 2.08% Agricultural business 16.05% One-to-four family 9.28% Commercial business 12.04% Commercial real estate 25.03% Consumer dire ct 14.29% Multi-family 5.76% Equipment finance leases 1.74% Loan Composition As of September 30, 2009 Note: Financial data as of September 30, 2009 Loan composition totals include deferred loan fees and discounts 1 Excludes loans held for sale 2 Includes tax exempt leases 3 Excludes student loans held for s ale 4 The Company ceased new Consumer Indirect originations during the first quarter of Fiscal 2008 Source: Company filings and Company data 1 2 3 4

17 Loan Portfolio: Growing Agricultural and Commercial Business Note: Total may not sum to 100% due to rounding Source: Company filings and Company data 3.5% 4.4% 6.3% 9.2% 12.0% 12.4% 7.4% 7.9% 8.9% 11.2% 15.2% 16.1% 18.6% 13.7% 12.9% 15.6% 13.2% 12.0% 14.5% 20.3% 23.1% 23.1% 24.6% 25.0% 3.3% 1.7% 14.3% 13.8% 15.2% 12.8% 10.0% 9.3% 30.4% 27.8% 24.5% 19.1% 16.2% 16.4% 5.1% 4.7% 4.4% 5.8% 5.7% 5.8% 1.9% 1.3% 0.7% 1.2% 1.3% 1.9% 2.5% 2.9% 4.9% 4.0% 0% 25% 50% 75% 100% 6/30/05 6/30/06 6/30/07 6/30/08 6/30/09 9/30/09 Agricultural real estate Agricultural business Commercial business Commercial real estate Construction Equipment finance leases One-to-four family Consumer loans Multi-family

18 Loan Portfolio: Breakdown of Agricultural and Commercial Portfolio Note: Total may not sum to 100% due to rounding 1 Comprised of seven sub-categories, each accounting for no more than 1.0% of the portfolio Source: Company data Ag - Dairy 7.8% Ag - Swine 1.0% Constr - Other 3.2% Ag - Beef 4.9% Ag - Cash Grain 15.6% Ag - Other 7.4% Constr - Land Subdivision 3.9% Constr - New Single Fam 3.0% Other1 2.8% Public Administration & Other Services 4.6% Hospitality - Hotels 4.6% Hospitality - Other 1.6% Health Care & Social Assist 2.1% RE - Non-Owner Occupied 5.2% RE - Owner Occupied 9.2% RE - Multi-Family 6.1% RE - Other 4.1% Finance & Insurance 3.0% Retail/Wholesale Trade 4.3% Manufacturing 5.5% As of September 30, 2009

19 Current Franchise Overview: Strong Loan Quality 0.00% 1.25% 2.50% 3.75% 5.00% 9/30/09 6/30/09 6/30/08 6/30/07 6/30/06 6/30/05 HFFC Peers Non-Performing Loans / Total Loans1 0% 50% 100% 150% 200% 9/30/09 6/30/09 6/30/08 6/30/07 6/30/06 6/30/05 HFFC Peers Reserves / Non-Performing Loans1 -0.15% 0.10% 0.35% 0.60% 0.85% 9/09 MRQ 6/09 LTM 6/08 LTM 6/07 LTM 6/06 LTM 6/05 LTM HFFC Peers Net Charge-Offs / Average Loans 1 Includes accruing loans 90+ days past due Peers include Midwest banks and thrifts with assets between $1.0 billion and $1.5 billion (BKYF, CITZ, FBIZ, FBMI, FCZA, FFKY, GABC, HBNC, HFBC, HMNF, HWBK, INCB, LNBB, MBTF, MFSF, PNBC and TRUE); peers that have not reported September 30, 2009 results by October 30, 2009 are excluded from September 30, 2009 peer median calculations Source: Company filings and SNL Financial 0.00% 1.00% 2.00% 3.00% 4.00% 9/30/09 6/30/09 6/30/08 6/30/07 6/30/06 6/30/05 HFFC Peers Non-Performing Assets / Total Assets1

20 Current Franchise Overview: Strong Loan Quality Nonperforming Loans and Leases Breakdown by Asset Class Source: Company data 9/30/08 12/31/08 3/31/09 6/30/09 9/30/09 ($000s) Amount # of Credits Amount # of Credits Amount # of Credits Amount # of Credits Amount # of Credits 1-4 Family REM $590 9 $722 9 $1,015 15 $977 13 $430 11 Multi-Family REM 0 0 0 0 0 0 0 0 0 0 Commercial REM 526 4 1,426 8 394 5 454 5 368 4 Ag REM 43 1 116 4 156 4 1,059 6 1,491 7 Commercial 696 22 479 19 675 15 754 13 2,350 15 Consumer 416 35 586 37 505 29 355 24 389 26 Ag Loans 283 4 247 5 1,383 13 7,330 14 6,213 10 Overdrafts/Home Reserve 5 2 94 9 0 0 8 3 50 7 Leases 450 22 434 23 392 24 536 25 1,185 34 Total $3,009 99 $4,104 114 $4,520 105 $11,473 103 $12,476 114

21 Investment Securities Portfolio Note: Financial data as of September 30, 2009 Source: Company filings and Company data • HF Financial maintains a portfolio with approximately 89.5% in AAA-rated, liquid residential mortgage backed-securities • HF Financial has exposure to $10.0 million in trust preferred securities carried at a fair market value of $5.6 million • HF Financial has already recorded net impairment losses of $2.3 million previously through the income statement Securities Portfolio At September 30, 2009 ($000s) Amortized Cost Gross Unrealized Gains Gross Unrealized Losses Fair Value Debt Securities U.S. Government Agencies $2,632 $40 $0 $2,672 Municipal bonds 14,210 444 (37) 14,617 Trust preferred securities 10,028 0 (4,379) 5,649 Total $26,870 $484 ($4,416) $22,938 Equity Securities Federal Ag Mortgage $7 $0 ($3) $4 Other Investments 253 0 0 253 Total $260 $0 ($3) $257 Residential Mortagage - Backed Securities $194,819 $4,030 ($907) $197,942 Total $221,949 $4,514 ($5,326) $221,137

22 Capital Overview: Building Capital Over Time 5.44% 5.39% 5.34% 5.45% 5.75% 5.63% 6.89% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9/30/09 6/30/09 6/30/08 6/30/07 6/30/06 6/30/05 Tang. Common Equity / Tang. Assets 7.78% 8.31% 8.10% 8.28% 8.45% 8.57% 5.00% 6.00% 7.00% 8.00% 9.00% 10.00% 9/09 LTM 6/09 LTM 6/08 LTM 6/07 LTM 6/06 LTM 6/05 LTM Tier 1 Leverage 11.27% 11.05% 11.05% 10.83% 10.66% 10.65% 8.00% 9.00% 10.00% 11.00% 12.00% 13.00% 9/30/09 6/30/09 6/30/08 6/30/07 6/30/06 6/30/05 Total RBC Ratio 1 Pro forma TCE/TA assumes $15 million stated issuance with 15% over-allotment option, underwriting spread of 6.50% and other expenses of $400 thousand ($15.7 million net proceeds) Source: Company filings 10.42% 10.20% 10.15% 10.37% 9.92% 10.43% 7.00% 8.00% 9.00% 10.00% 11.00% 12.00% 9/30/09 6/30/09 6/30/08 6/30/07 6/30/06 6/30/05 Tier 1 Ratio 1 Actual Pro Forma for $15M Capital Raise

23 Capital Raise Rationale • HF Financial previously completed the repayment of $25 million of TARP preferred stock (June 3rd) and warrants (June 30th) • HF Financial believes that a subsequent capital raise will augment Home Federal Bank’s strong balance sheet position and enable Home Federal Bank to be opportunistic in both existing and new markets – Increase tangible common equity ratio and bolster regulatory ratios – Support continued growth in personal banking, wealth management and business lending businesses – Improve positioning to grow Home Federal Bank’s lending activities through organic growth and/or, if appropriate opportunities arise, possible acquisitions of banks, thrifts, and other financial service companies – Enhance liquidity and flexibility

24 Summary: Investment Highlights • HF is led by an experienced executive management team with a strong culture of employee ownership • HF operates in resilient, growing markets in South Dakota with clear advantages over other markets in the Midwest and across the country • HF has maintained a strong credit culture with a diversified loan portfolio and remains well-positioned in a challenging economy • Offering provides capital to fortify the Company’s balance sheet and support continued growth • Relative valuation provides an attractive entry point for investors in light of the Company’s financial condition and core operating performances

Appendix A:
Non-GAAP Reconciliation

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
($000s, except for share data)
(Unaudited)

Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

	2005 FY	2006 FY	2007 FY	2008 FY	2009 FY	QTR 9/30/2009	LTM 9/30/2009	QTR 9/30/2008
GAAP Diluted Earnings Per Share	$1.29	$1.13	$1.33	$1.45	$1.61	$0.21	$1.33	$0.49
Net income available to common shareholders	$5,165	$4,508	$5,383	$5,843	$6,500	$855	$5,380	$1,975
Gain on sale of securities, net	(20)	(3)	-	(3)	(904)	(533)	(1,357)	(80)
Gain on sale of branches, net	-	-	(2,763)	-	-	-	-	-
Gain on sale of land, net	-	(3,557)	-	-	-	-	-	-
Net impairment losses recognized in earnings	-	-	-	-	405	1,858	2,263	-
FDIC special assessments	-	-	-	-	536	-	536	-
TARP and warrant repurchases	-	-	-	-	650	-	650	-
Income tax provision effect	8	1,353	1,050	1	(14)	(504)	(548)	30
Adjusted Earnings[1]	$5,153	$2,301	$3,670	$5,841	$7,173	$1,676	$6,924	$1,925
Diluted weighted average shares	4,001,089	4,000,078	4,056,726	4,023,474	4,027,503	4,041,650	4,036,884	4,004,126
Adjusted Diluted Earnings Per Share[1]	**$1.29**	**$0.58**	**$0.90**	**$1.45**	**$1.78**	**$0.41**	**$1.72**	**$0.48**

Tangible Book Value per Common Share

	2005 FY	6/30/2006	6/30/2007	6/30/2008	6/30/2009	QTR 9/30/2009	QTR 9/30/2008
Common Equity	$53,635	$56,058	$62,270	$64,203	$68,675	$70,472	$65,813
Goodwill	(4,951)	(4,951)	(4,951)	(4,951)	(4,951)	(4,951)	(4,951)
Tangible equity	$48,684	$51,107	$57,319	$59,252	$63,724	$65,521	$60,862
Common shares outstanding	3,832,653	3,948,660	4,013,364	3,951,992	4,025,982	4,044,418	3,985,665
Tangible Book Value Per Common Share	**$12.70**	**$12.94**	**$14.28**	**$14.99**	**$15.83**	**$16.20**	**$15.27**

Note:
[1] Adjusted Earnings and Adjusted Diluted Earnings per share do not include the net effect of any incentive-based compensation that may have been accrued for based upon the changes shown above.
Source: Company data

25

HF FINANCIAL CORP.

26 Appendix A: Non-GAAP Reconciliation Source: Company data HF Financial Corp. Non-GAAP Disclosure Reconciliation ($000s, except for share data) (Unaudited) Non-Interest Income to Adjusted Non-Interest Income QTR LTM QTR 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY 9/30/2009 9/30/2009 9/30/2008 Non-Interest Income $9,014 $12,851 $13,196 $11,333 $12,602 $1,698 $11,251 $3,049 Gain on sale of securities, net (20) (3) - (3) (904) (533) (1,357) (80) Gain on sale of branches, net - - (2,763) - - - - - Gain on sale of land, net - (3,557) - - - - - - Net impairment losses re cognized in earnings - - - - 405 1,858 2,263 - Adjusted Non-Interest Income $8,994 $9,291 $10,433 $11,330 $12,103 $3,023 $12,157 $2,969 Net Interest Margin to Net Interest Margin, TE QTR LTM QTR 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY 9/30/2009 9/30/2009 9/30/2008 Net interest income $26,199 $25,649 $25,634 $29,876 $35,329 $8,751 $35,391 $8,689 Taxable equivalent adjustment 231 333 488 527 657 145 648 154 Adjusted net interest income $26,430 $25,982 $26,122 $30,403 $35,986 $8,896 $36,039 $8,843 Ave rage interest-earning assets $795,144 $861,797 $916,993 $960,721 $1,083,054 $1,089,207 $1,093,421 $1,047,740 Net Interest Margin, TE 3.32% 3.01% 2.85% 3.16% 3.32% 3.24% 3.30% 3.35%

27 Appendix A: Non-GAAP Reconciliation HF Financial Corp. Non-GAAP Disclosure Reconciliation ($000s, except for share data) (Unaudited) Efficiency Ratio of Adjusted Non-Interest Expense to Adjusted Revenues QTR LTM QTR 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY 9/30/2009 9/30/2009 9/30/2008 Non interest Expense $24,936 $26,499 $29,605 $30,606 $34,566 $8,949 $35,112 $8,403 FDIC Assessment 0 0 0 0 (536) 0 (536) 0 Foreclosed property (200) (184) (101) (181) (292) (19) (194) (117) Adjusted Non-Interest expense $24,736 $26,315 $29,504 $30,425 $33,738 $8,930 $34,382 $8,286 Net Interest income $26,199 $25,649 $25,634 $29,876 $35,329 $8,751 $35,391 $8,689 Adjusted Non-Interest Income 8,994 9,291 10,433 11,330 12,103 3,023 12,157 2,969 Adjusted Re venue $35,193 $34,940 $36,067 $41,206 $47,432 $11,774 $47,548 $11,658 Adjusted Efficiency Ratio 70.29% 75.31% 81.80% 73.84% 71.13% 75.85% 72.31% 71.08% Source: Company data

Appendix B: Market Demographics and Position

County	Market Rank	Number of Company Branches	Company Deposits in Market ($000s)	Deposit Market Share (%)	Total Population 2009 (Actual)	Projected Population Change 2009-2014 (%)	Median Household Income 2009 ($)	Projected Household Income Change 2009-2014 (%)
MSAs								
Sioux Falls, SD	4	20	604,648	2.27	233,265	11.95	60,434	3.82
Aberdeen, SD	7	1	54,440	4.93	39,520	(0.28)	45,208	5.50
Mitchell, SD	8	2	29,108	5.01	22,863	1.69	45,220	5.99
Brookings, SD	8	1	16,540	1.78	29,709	1.82	46,851	3.66
Pierre, SD	5	1	27,154	4.21	20,007	1.24	53,826	0.52
Sioux City, IA-NE-SD	28	1	15,055	0.60	144,593	0.48	50,640	4.38
Watertown, SD	9	2	14,872	1.81	32,721	2.02	46,001	5.30
Yankton, SD	5	2	21,922	3.83	22,038	0.36	45,420	6.33
Marshall, MN	8	1	11,385	1.75	25,008	(2.02)	49,981	2.66
MSA Totals		**31**	**795,124**		**569,724**			
Counties not in any MSA								
Hutchinson, South Dakota	4	1	32,403	10.56	7,756	(2.55)	36,390	4.23
Moody, South Dakota	2	1	24,884	26.29	6,662	0.32	45,184	2.60
County Totals		**2**	**57,287**		**14,418**			
Total		**33**	**852,411**		**584,142**			
Weighted Average (by Population & Households)						**5.08**	**53,123**	**4.16**
Weighted Average (by Company Deposits)						**8.53**	**56,158**	**3.96**
State								
South Dakota					816,249	4.29	46,883	5.57
Minnesota					5,332,824	3.21	62,767	5.14
State Totals / Weighted Average (by Populations & Households)					**6,149,073**	**3.35**	**60,641**	**5.20**

Deposit data as of June 30, 2009
Source: SNL Financial

28

HF FINANCIAL CORP.

Appendix C: Historical Financial Information

HF Financial Corp.
Income Statement (Unaudited)

($000s)	2007 FY	2008 FY	2009 FY	Quarted Ended 9/30/2009	9/30/2008
Interest Income	$61,874	$63,174	$60,688	$14,633	$15,831
Interest Expense	36,240	33,298	25,359	5,882	7,142
Net Interest Income	$25,634	$29,876	$35,329	$8,751	$8,689
Provision for Loan Losses	$1,198	$1,994	$1,679	$343	$387
Total Noninterest Income	$10,433	$11,253	$12,103	$3,023	$2,969
Realized Gain/Loss on Securities	$0	$3	$499	($1,325)	$80
Nonrecurring Revenue	2,763	77	0	0	0
Compensation & Benefits	$18,379	$19,616	$20,942	$5,163	$5,121
Occupancy and Equipment	3,797	3,832	3,981	1,084	977
Marketing and Promotion Expense	1,541	1,077	1,118	366	338
Professional Fees	1,027	1,166	1,800	600	508
Foreclosure & Repo	101	181	292	19	117
Other Expense	4,760	4,734	5,897	1,717	1,342
Total Noninterest Expense	$29,605	$30,606	$34,030	$8,949	$8,403
Nonrecurring Expense	$0	$0	$536	$0	$0
Pre-Provision Net Revenue	$6,462	$10,523	$13,402	$2,825	$3,255
Net Income before Taxes	8,027	8,609	11,686	1,157	2,948
Provision for Taxes	2,644	2,766	3,870	302	973
Effective Tax Rate (%)	*32.94%*	*32.13%*	*33.12%*	*26.10%*	*33.01%*
Net Income	$5,383	$5,843	$7,816	$855	$1,975
Preferred Dividends	0	0	1,316	0	0
Net Income Avail to Common	$5,383	$5,843	$6,500	$855	$1,975
Net Income for Diluted EPS	$1.33	$1.45	$1.61	$0.21	$0.49

Source: SNL Financial and Company filings

29

HF FINANCIAL CORP.

Appendix C: Historical Financial Information

HF Financial Corp.
Balance Sheet (Unaudited)

($000s)	2007 FY	2008 FY	2009 FY	Quarted Ended 9/30/2009	Quarted Ended 9/30/2008
Assets					
Cash and Cash Equivalents	$22,476	$21,170	$18,511	$18,717	$18,819
Available for Sale Securities	142,223	225,004	222,910	221,137	225,695
Other Securities	5,058	11,245	12,476	12,476	12,098
Total Cash & Securities	$169,757	$257,419	$253,897	$252,330	$256,612
Gross Loans Held for Investment	$767,471	$783,710	$851,282	$833,824	$802,088
Loan Loss Reserve	5,872	5,933	8,470	8,503	6,183
Loans Held for Sale, before Reserves	8,776	8,796	14,881	22,792	13,371
Total Net Loans	$770,375	$786,573	$857,693	$848,113	$809,276
Real Estate Owned and Held for Investment	$508	$643	$1,085	$1,316	$599
Intangible Assets	4,951	4,951	4,951	4,951	4,951
Total Servicing Rights	10,871	11,189	11,768	11,998	11,426
Total Other Assets	44,992	42,719	47,402	49,754	45,220
Total Assets	$1,001,454	$1,103,494	$1,176,796	$1,168,462	$1,128,084
Liabilities					
Total Deposits	$815,864	$784,237	$837,868	$830,241	$765,022
Senior Debt	68,600	198,454	212,869	207,278	237,267
Trust Preferred	27,837	27,837	27,837	27,837	27,837
Total Debt	96,437	226,291	240,706	235,115	265,104
Total Other Liabilities	26,883	28,763	29,547	32,634	32,145
Total Liabilities	$939,184	$1,039,291	$1,108,121	$1,097,990	$1,062,271
Equity					
Common Equity	$62,270	$64,203	$68,675	$70,472	$65,813
Total Liabilities & Equity	$1,001,454	$1,103,494	$1,176,796	$1,168,462	$1,128,084
Total Acc. Other Comprehensive Inc	($1,502)	($3,001)	($4,359)	($3,116)	($3,433)

Source: SNL Financial and Company filings

30

HF FINANCIAL CORP.

31 Appendix C: Historical Financial Information Source: Company data Cost of Deposits QTR LTM QTR 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY 9/30/2009 9/30/2009 9/30/2008 Average Interest-bearing deposits $572,820 $624,389 $690,840 $679,670 $695,141 $727,804 $706,812 $681,119 Average Noninterest-bearing deposits 72,627 77,419 76,698 79,313 76,838 98,213 81,709 78,730 Total Average Deposits $645,447 $701,808 $767,538 $758,983 $771,979 $826,017 $788,521 $759,849 Interest expense on deposits 12,659 20,175 28,505 24,693 15,679 3,524 14,626 4,577 Cost of Deposits 1.96% 2.87% 3.71% 3.25% 2.03% 1.69% 1.85% 2.39%

32 Our mission is to be the leading financial services provider to businesses and individuals in the communities we serve. Simply stated, we make financial dreams come true!